Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Sasha Sekpeh

O-I Investor Relations

(567) 336-5128

alexandra.sekpeh@o-i.com

O-I Continues to Build Momentum on Its Transformational Journey

PERRYSBURG, Ohio (Dec. 20, 2016) — Owens-Illinois, Inc. (NYSE: OI) today announced several significant developments in the transformational journey that the Company outlined at investor day earlier this year. The initial phase of the journey has been focused on enhancing financial flexibility through proactive liability management as well as stabilizing and improving top and bottom line business performance.

The Company has substantially improved its debt profile through the recent issuance of a 500 million euro, eight-year, fixed-rate bond with a very favorable coupon of 3.125 percent. This transaction met all key objectives: increased the composition of fixed-rate debt to nearly two-thirds, augmented the natural hedge to foreign currency exposure, repaid higher-cost floating-rate debt and extended the Company’s debt maturity profile.

Further, the Company continues to de-risk its pension plans. The Company recently settled approximately $200 million in pension obligations of the Owens-Illinois Hourly Retirement Plan (“Plan”).(1) This transaction occurred via the purchase of a group annuity contract with The Prudential Insurance Company of America, a subsidiary of Prudential Financial, Inc. (NYSE: PRU) using Plan assets that will transfer payment responsibility for retirement benefits owed to approximately 7,500 U.S. retirees and their beneficiaries. This settlement will reduce the Plan’s pension obligations by 10 to 15 percent.

The Company also continues to reduce its asbestos-related liabilities. The Company reported a total asbestos-related liability of $817 million on its balance sheet at year end 2015. During 2016, asbestos payments of approximately $125 million will reduce this liability to less than $700 million. The Company has preliminarily concluded that there will be no adjustment to the asbestos-related liability in 2016. Next year, expected payments of approximately $115 million will further decrease the liability.

Separately, the Company’s strategic initiatives, particularly those related to manufacturing, remain a strong contributor to year-on-year operating profit gains. The Company continues to pivot towards the benefits of the supply chain and commercial initiatives that will drive incremental improvements in the next phase of the transformational journey. Regarding the top line, the Company launched its key account management effort to positively impact relationships with customers by adopting service levels and integrating Company resources aligned to the needs of key clients. These efforts are paying off. O-I

(1)  The Company expects to recognize a non-cash charge in the fourth quarter related to pension settlement charges associated with the Plan. This charge will not impact adjusted earnings nor will the transaction affect the Company’s cash flow generation.

has renewed global agreements with several strategic customers, which fortifies management’s confidence in volume growth in 2017. Collaborative innovation is also taking hold. In Latin America, O-I launched commercial sales of red glass. In North America in the coming year, O-I is expected to launch sales of the Helix screw cork bottle, created in partnership with cork manufacturer Amorim.

Jan Bertsch, chief financial officer, said, “We are very pleased with the progress we are making in achieving our short-and long-term financial goals. As we wrap up 2016, we expect to be solidly within our guidance range for adjusted earnings.(2) And, excluding asbestos payments, which relate to a legacy liability and not to the ongoing glass container operations, our adjusted free cash flow(2) for full year 2016 would be approximately $425 million. This provides a better view of the cash generation potential of our business segments. Looking into next year and even into 2018, we anticipate the Company’s financial performance will be entirely consistent with the key investor day metrics: continued margin expansion, 10 percent CAGR in adjusted earnings, and solid cash flow generation.”

###

About O-I

 Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. The Company had revenues of $6.2 billion in 2015 and employs 27,000 people at 80 plants in 23 countries. With global headquarters in Perrysburg, Ohio, O-I delivers safe, sustainable, pure, iconic, brand-building glass packaging to a growing global marketplace. For more information, visit o-i.com.

Non-GAAP Financial Measures

Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted EPS and adjusted free cash flow, provide relevant and useful information, which is widely used by analysts, investors and competitors in the industry, as well as by management in assessing both consolidated and business unit performance. The information presented regarding adjusted EPS relates to net earnings from continuing operations attributable to the Company, exclusive of items management considers not representative of ongoing operations because such items are not reflective of the normal earnings of the business, divided by weighted average shares outstanding (diluted). Management has included adjusted EPS to assist in understanding the comparability of results of ongoing operations. Further, the information presented regarding adjusted free cash flow relates to cash provided by continuing operating activities less capital spending plus asbestos-related payments and management has included adjusted free cash flow to assist in understanding the comparability of cash flows generated by the Company’s principal business activity, which is glass container production. It should not be inferred that the entire adjusted free cash flow amount is available for discretionary expenditures. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments. Management believes that the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relation to core operating results and the business outlook. These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

The Company routinely posts important information on its website — www.o-i.com/investors.

(2)  Adjusted earnings per share and adjusted free cash flow are non-GAAP financial measures. See tables included in this release for reconciliations to the most directly comparable GAAP measures.

Forward-looking Statements

This document contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the Company’s ability to integrate the Vitro Business in a timely and cost effective manner, to maintain on existing terms the permits, licenses and other approvals required for the Vitro Business to operate as currently operated, and to realize the expected synergies from the Vitro Acquisition, (2) risks related to the impact of integration of the Vitro Acquisition on earnings and cash flow, (3) risks associated with the significant transaction costs and additional indebtedness that the Company incurred in financing the Vitro Acquisition, (4) the Company’s ability to realize expected growth opportunities and cost savings from the Vitro Acquisition, (5) foreign currency fluctuations relative to the U.S. dollar, specifically the Euro, Brazilian real, Mexican peso, Colombian peso and Australian dollar, (6) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (7) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to economic and social conditions, disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (8) impacts from the United Kingdom’s referendum of withdrawal from the European Union on foreign currency exchange rates and the Company’s business, (9) consumer preferences for alternative forms of packaging, (10) cost and availability of raw materials, labor, energy and transportation, (11) the Company’s ability to manage its cost structure, including its success in implementing restructuring plans and achieving cost savings, (12) consolidation among competitors and customers, (13) the Company’s ability to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (14) unanticipated expenditures with respect to environmental, safety and health laws, (15) the Company’s ability to further develop its sales, marketing and product development capabilities, (16) the timing and occurrence of events which are beyond the control of the Company, including any expropriation of the Company’s operations, floods and other natural disasters, events related to asbestos-related claims, (17) the Company’s ability to accurately estimate its total asbestos-related liability, and (18) the Company’s ability to successfully remediate the material weakness in its internal control over financial reporting, and the other risk factors discussed in the Company’s Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2015 and any subsequently filed Quarterly Report on Form 10-Q. It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

OWENS-ILLINOIS, INC.

Reconciliation to Expected Adjusted Earnings - FY16 Forecast

(Dollars in millions, except per share amounts)

Unaudited

	Forecast for Year Ended December 31, 2016
	Low End of Guidance Range		High End of Guidance Range

Earnings from continuing operations attributable to the Company	$225	to	$243
Items management considers not representative of ongoing operations:(a)
Restructuring, asset impairment and related charges(b)	44		44
Gain related to cash received from the Chinese government as compensation for land in China that the Company was required to return to the government(b)	(7)		(7)
Pension settlement charges(b)	100		90
Charges for the write-off of finance fees(b)	9		9
Net benefit for income tax on items above(b)	(4)		(4)
Net impact of noncontrolling interests on items above(b)	2		2
Total adjusting items	$144		$134

Adjusted earnings (non-GAAP)	$369	to	$377

Diluted average shares (thousands)	162,500		162,500

Earnings per share from continuing operations (diluted)	$1.38	to	$1.50
Adjusted earnings per share (non-GAAP)	$2.27	to	$2.32

(a)                                 The items management considers not representative of ongoing operations does not include an adjustment for asbestos-related costs.

(b)                                 Includes management decisions through December 20, 2016. Further actions may be taken in 2016.

OWENS-ILLINOIS, INC.

Reconciliation to Adjusted Free Cash Flow - FY16 Forecast

(Dollars in millions, except per share amounts)

Unaudited

2016 Forecast

Cash provided by continuing operating activities	$750
Additions to property, plant and equipment	(450)
Asbestos-related payments	125

Adjusted free cash flow (non-GAAP)	$425

Cash utilized in investing activities	(c)

Cash provided by financing activities	(c)

(c)                                  Forecasted amounts for full year 2016 are not yet determinable at this time.